Filed Pursuant to Rule 433

Registration No. 333-168509

Pricing Term Sheet

March 18, 2013

Chesapeake Energy Corporation

$500,000,000 aggregate principal amount of 3.250% Senior Notes due 2016

$700,000,000 aggregate principal amount of 5.375% Senior Notes due 2021

$1,100,000,000 aggregate principal amount of 5.750% Senior Notes due 2023

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated March 18, 2013, filed pursuant to Rule 424, Registration Statement No. 333-168509. The information in this pricing term sheet supplements and updates the Preliminary Prospectus Supplement.

Issuer:	Chesapeake Energy Corporation

Aggregate principal amount offered:

$500,000,000 principal amount 3.250% Senior Notes due 2016 (“2016 Notes”)

$700,000,000 principal amount 5.375% Senior Notes due 2021 (“2021 Notes”)

$1,100,000,000 principal amount 5.750% Senior Notes due 2023 (“2023 Notes”)

Ranking:	Senior unsecured

Coupon:	2016 Notes: 3.250% 2021 Notes: 5.375% 2023 Notes: 5.750%

Maturity:	2016 Notes: March 15, 2016 2021 Notes: June 15, 2021 2023 Notes: March 15, 2023

Price to public:	2016 Notes: 100.000% of principal amount 2021 Notes: 100.000% of principal amount 2023 Notes: 100.000% of principal amount

Gross Proceeds to Issuer:	$2,277,000,000

Yield to Maturity:	2016 Notes: 3.250% 2021 Notes: 5.375% 2023 Notes: 5.750%

Spread to Benchmark Treasury:	2016 Notes: +287 basis points 2021 Notes: +381 basis points 2023 Notes: +379 basis points

Benchmark Treasury:	2016 Notes: UST 0.375% due March 15, 2016 2021 Notes: UST 3.125% due May 15, 2021 2023 Notes: UST 2.000% due February 15, 2023

Gross Spread:	2016 Notes: 1.000% of principal amount of 2016 Notes 2021 Notes: 1.000% of principal amount of 2021 Notes 2023 Notes: 1.000% of principal amount of 2023 Notes

Interest payment dates:	2016 Notes: March 15 and September 15 of each year, commencing September 15, 2013

2021 Notes: June 15 and December 15 of each year, commencing December 15, 2013

2023 Notes: March 15 and September 15 of each year, commencing September 15, 2013

Record dates:	2016 Notes: March 1 and September 1 2021 Notes: June 1 and December 1 2023 Notes: March 1 and September 1

Optional redemption:
2016 Notes:	Make-whole call @ T+50 basis points prior to March 15, 2014, plus accrued and unpaid interest to the redemption date, then:

	On or after:	Price:
	March 15, 2014	101.000%
	March 15, 2015 and thereafter	100.000%

2021 Notes:	Make-whole call @ T+50 basis points prior to June 15, 2016, plus accrued and unpaid interest to the redemption date, then:

	On or after:	Price:
	June 15, 2016	104.031%
	June 15, 2017	102.688%
	June 15, 2018	101.344%
	June 15, 2019 and thereafter	100.000%

2023 Notes:	Make-whole call @ T+50 basis points, plus accrued and unpaid interest to the redemption date

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC Citigroup Global Markets Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

DNB Markets, Inc.

Jefferies LLC

Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

RBS Securities Inc.

Scotia Capital (USA) Inc.

UBS Securities LLC

Co-Managers:	Comerica Securities, Inc. Macquarie Capital (USA) Inc. PNC Capital Markets LLC Santander Investment Securities Inc. SMBC Nikko Capital Markets Limited TD Securities (USA) LLC

Trade date:	March 18, 2013

Settlement date:

April 1, 2013 (T+10)

We expect that delivery of the notes will be made against payment therefor on or about April 1, 2013, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes under the prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery under the prospectus supplement should consult their own advisors.

CUSIP:	2016 Notes: 165167 CJ4 2021 Notes: 165167 CK1 2023 Notes: 165167 CL9

ISIN:	2016 Notes: US165167CJ49 2021 Notes: US165167CK12 2023 Notes: US165167CL94

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (917) 606-8487.